Exhibit 10.19

FIXED-SUM LOAN AGREEMENT FOR PURCHASE OF SHARES

Interest bearing- 10-years loan

Dated as of ___________________, by and between:

Arrival USA Inc of 4105 Redwood Avenue, Los Angeles CA 90066, United States (“we” “us” “our” “ours”); and

[Borrower name] of [address] (“you”, “your”, “yours”).

Financial Particulars

Period of Agreement:		10 years from date of this agreement

Amount of Credit (the “Loan”)	(a)	EUR The Loan will be advanced directly to Arrival S.à r.l. (“Arrival”) on your behalf on the date of this agreement.

Total Charge for Credit - interest	(b)	EUR[•]

Total Amount Payable (a) +(b)		EUR[•] (“Total Amount Payable”)

Rate of interest:		1.12% per annum

Repayments		This loan is repayable by a single payment in an amount equal to the Total Amount Payable (or the total outstanding balance if lower – see clause 2.3) due 10 years from the date of this agreement.

Purpose of Loan		This agreement is to finance the purchase of ordinary shares in Arrival at a price of EUR 3.40909 per share as part of your participation in the Arrival Restricted Share Plan 2020 (the “Share Plan”) and under the terms of the restricted share agreement made between you and Arrival (the “Restricted Share Agreement”).

Terms and Conditions

1	Cancellation rights

1.1	You have a right to cancel this agreement.

1.2	The cancellation period begins on the day on which this contract is concluded (the “Agreement Date”) and ends on the expiry of fourteen calendar days beginning with the day after the Agreement Date.

1.3	You can cancel this agreement by:

1.3.1	Writing to us at FAO Abraham Penuelas, 4105 Redwood Avenue, Los Angeles CA 90066, United States;

1.3.2	Telephoning us on +1 949-404-9973; or

1.3.3	Email to Abraham@arrival.com.

1.4

If you cancel this agreement, you must immediately repay to us the Total Amount Payable. Cancellation of this agreement will not cancel your participation in the Share Plan or the Restricted Shares Agreement, and you will therefore need to fund your share purchase through alternate means.

2	Drawdown and repayments

2.1

This Loan is only available to you by virtue of you being eligible to participate in the Share Plan and is to be used only for the purposes of participating in the Share Plan and funding your payment of the price payable for the ordinary shares in Arrival to be purchased under the Restricted Shares Agreement (the “Shares”).

2.2	We will advance the Loan amount direct to Arrival on your behalf.

2.3

You agree and direct that if you dispose of any of the Shares during the term of this agreement, including where you are required to do so under the terms of the Share Plan and the Restricted Share Agreement, the disposal proceeds will be paid direct to us to reduce the total outstanding balance under this agreement before any surplus is paid to you.

2.4	On the date that payment is due in accordance with the Financial Particulars above:

2.4.1

You authorize us to direct your employer or any member of the corporate group of which Arrival or we form a part and to which you hold office or provide services, to deduct an amount up to the total outstanding balance from any payment(s) otherwise due to you (including but not limited to payments of salary or fees) and pay those to us to repay or reduce the total outstanding balance; and

2.4.2

If, after application of funds received in accordance with clause 2.4.1, there is a balance remaining, we will notify you of the amount required to repay the total outstanding balance and you will pay that amount to us on the same business day of such notice by bank transfer to our nominated account. We will provide you with details of our nominated bank account at that time.

3	Charges

3.1.1

Other than as contemplated in Clause 3.1.2, there are no interest or charges associated with the provision of the Loan. However, if you default on payment or do not repay all outstanding amounts by the end of the term of this agreement, then you agree to pay our reasonable legal and other costs and expenses for enforcing our rights under this agreement.

3.1.2

Interest will accrue daily on any outstanding amounts of the Loan at a per annum rate specified in the Financial Particulars above on the basis of a year of 365 days (or 366 days in a leap year), and will be payable for the actual number of days elapsed and will be payable by you to us, in the manner provided in Clause 2.4 above, in a single payment to be made on the date that principal is repaid in accordance with the Financial Particulars above.

4	Termination

4.1	We may terminate this agreement upon 30 days written notice if:

4.1.1	you cease to be able participate in the Share Plan or the Restricted Share Agreement is ended for any reason; or

4.1.2	you fail to purchase the Shares in accordance with the Restricted Share Agreement.

4.2

We may terminate this agreement immediately if you become or appear likely to become bankrupt or subject to a proceeding under the United States Bankruptcy Code or other liquidation, conservatorship, receivership, insolvency or similar debtor relief laws of the United States or any jurisdiction therein.

4.3

If this agreement is terminated in accordance with this clause 4, the full outstanding balance, including any costs incurred under clause 3, will become payable immediately and we will collect payment as set out in clause 2.4.

5	Distance marketing information

5.1	Our main business is the design, production and commercial sale of electric vehicles.

5.2

This loan is related to the purchase of the Shares. You should take your own independent advice to confirm that the Shares are suitable for you. Historical performances are no indicators for future performance.

5.3	Proceeds of this loan will be used solely for the purchase of the Shares and will not be used for personal, family, or household purposes.

5.4	You may be liable to other taxes or costs that are not paid through us or imposed by us.

5.5	We will communicate with you in English and all contractual terms and conditions and information will be supplied in English.

5.6	If you wish to make a complaint in relation to this agreement, please contact Abraham Penuelas at Abraham@arrival.com.

6	Miscellaneous

6.1

This agreement is governed by the laws of the State of New York, and you agree that any proceedings in relation to this agreement shall be subject to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof.

6.2

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).

6.3

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures shall be of the same legal effect, validity and enforceability as a manually executed signature to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Signed by Tim Holbrow for and on behalf of Arrival USA Inc	Signed by [name of borrower]

Title: